Exhibit 2.3

                      MULTIPLE PERIL CROP INSURANCE (MPCI)
                              QUOTA SHARE AGREEMENT
                    (hereinafter referred to as "Agreement")


                             Effective: July 1, 1997


                                    issued to


                              IGF Insurance Company
                          and its Affiliated Companies
                       (hereinafter referred to as "IGF")


                                       by

                          Continental Casualty Company
                                Chicago, Illinois
                       (hereinafter referred to as "CNA")



ARTICLE 1 - TERM


This Agreement shall cover losses occurring on crops insured during the MPCI crop year commencing at 12:01 a.m., Central Standard Time, July 1, 1997, including such policies written or renewed for the 1998 crop year as defined in the Standard Reinsurance Agreement (SRA) of the Federal Crop Insurance Corporation (FCIC) and each succeeding crop year beginning at July 1, until terminated as provided below.


Termination shall take place immediately and automatically upon the exercise of a Put Right or Call Right as defined under the Strategic Alliance Agreement (hereinafter "SAA") between Continental Casualty Company and IGF Holdings, Inc. and its Affiliated Companies, to which this Agreement is attached and made a part of. Upon termination, a full commutation and release of all CNA liability shall be provided to CNA for the then current Crop Year with no amounts due or owing for such year. IGF shall have the right to 100% of the premiums associated with the liability so released. If any payments have been made by CNA to IGF for its share of loss payments required by FCIC prior to the date of exercise, such payments shall be reimbursed to CNA. As an example, if a Call Right is exercised on March 2, 2002, said termination shall cause no balance to be due hereunder


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IGF / CCC
for the 2002 Crop Year (July 1, 2001 - June 30, 2002) and any share of losses paid to FCIC on 2002 Crop Year Policies by CNA shall be reimbursed to CNA; all balances and adjustments under the 2001 Crop Year shall be due and payable and settled in due course. If a Put Right or Call Right is exercised the result shall be the same.



ARTICLE 2 - BUSINESS COVERED


The IGF agrees to cede and the CNA agrees to accept by way of reinsurance, for each Agreement Year covered hereunder, as follows:


   All of CNA's and IGF's MPCI business shall be pooled for 1998 and thereafter, whether written under the CNA's SRA, the IGF's SRA, or Producers Lloyds Insurance Company's ( hereinafter Producers Lloyds) SRA. CNA will then receive as its share (as defined in items 4 through 7 [inclusive]), an annual reinsurance cession equal to 70% of the MPCI Underwriting Gain (Loss) (as defined). The annual reinsurance cession will be payable in perpetuity, unless the Put Right or Call Right is triggered.


   If Producers Lloyds elects to terminate its relationship with CNA or not to enter into a relationship with IGF or to terminate such relationship after the closing date of the transaction between IGF and CNA, then if such relationship terminates prior to July 1, 2000, all of the Producers Lloyds' business will be removed from reimbursement and profit-sharing formulas in calculating any payments to be made under this Agreement after such termination. If Producers Lloyds elects to terminate its relationship with CNA or IGF, as the case may be, on or after July 1, 2000, then the dollar amount of CNA's line for Producers Lloyds shall be the same in the crop year in which Producers Lloyds terminates its relationship as it was in the immediate crop year prior to the termination and there shall be no adjustment to reimbursement and profit-sharing formulas under this Agreement with respect to any crop years prior to such termination.


   MPCI Underwriting Gain (Loss) shall be defined as (i) the CNA MPCI Proportion (as defined) multiplied by (ii) the combined net underwriting gain (loss) on the MPCI business of CNA and IGF plus the net gain (loss) from assumed Producers Lloyd MPCI business. This combined net underwriting gain (loss) shall be reduced (increased) by any gain (loss) shared under any third party profit sharing agreements such as with NACU and other producers but excluding third party reinsurance agreements.


   For 1998, the CNA MPCI Proportion shall be equal to (i) the amount of business written by the CNA SRA and Producers Lloyds' SRA for 1998, divided by
(ii) the combined amount of business written by the CNA's, IGF's and Producers Lloyds' SRA for 1998.


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IGF / CCC

   For 1999, the CNA MPCI Proportion shall be equal to (i) the amount of business written by the CNA SRA for 1998 multiplied by one plus the percentage growth or reduction in industry MPCI gross premiums from 1998 to 1999 as acknowledged by the FCIC plus (ii) the amount of business assumed under the Producers Lloyds reinsurance agreement for 1999, subject to item 2 above, with the resulting product of (i) and (ii) then divided by (iii) the combined amount of business written by the CNA, assumed from Producer Lloyds and IGF SRA for 1999.


   For 2000, the CNA MPCI Proportion shall be equal to (i) the amount of business written by the CNA SRA for 1998 multiplied by one plus the percentage growth or reduction in industry MPCI gross premiums from 1998 to 2000 as acknowledged by the FCIC plus (ii) the amount of business assumed under the Producers Lloyds reinsurance agreement for 2000, subject to item 2 above, with the resulting product of(i) and (ii) then divided by (iii) the combined amount of business written by CNA, assumed from Producers Lloyds and IGF SRA for 2000.



   The CNA MPCI Proportion shall continue to adjust for years 2001 and beyond in a manner consistent with the formula for 1999 and 2000.


   Any and all funds held and/or carried forward by FCIC/RMA for the 1997 Crop Year and all previous crop years shall be the exclusive property of CNA and will not be considered part of the underwriting gain for purposes of this Agreement.


   Beginning with the 1998 Crop Year, any payout offset against losses by the FCIC/RMA of previously retained CNA funds shall be wired to CNA within five days of receipt based on its proportional share under this Agreement.


   MPCI premiums will include premiums from all products falling within the Standard Reinsurance Agreement.



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MPCI Quota Share
IGF / CCC

ARTICLE 3 - TERRITORY


This Agreement applies to the territory of the business covered hereunder.



ARTICLE 4- ORIGINAL CONDITIONS


All amounts ceded hereunder shall be subject to the same gross rating and to the same clauses, conditions, exclusions and modifications of the policies reinsured hereunder, subject to the limits, terms and conditions of this Agreement.


Except as specifically and expressly provided for in the Insolvency Article, the provisions of this Agreement are intended solely for the benefit of the parties to and executing this Agreement, and nothing in this Agreement shall in any manner create, or be construed to create, any obligations to or establish any rights against any party to this Agreement in favor of any third parties or other persons not parties to and executing this Agreement.



ARTICLE 5 - LOSSES


The IGF alone and at its full discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements and compromises, including ex-gratia payments, shall be binding on the CNA in proportion to its participation. The IGF shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient; and all loss payments made shall be shared by the CNA proportionately. CNA shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.



ARTICLE 6 - EXCESS OF ORIGINAL POLICY LIMITS


This Agreement shall protect the IGF as provided in Article 2 - Business Covered in connection with loss in excess of the limit of the original policy.


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MPCI Quota Share
IGF / CCC

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the IGF acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.


For the purpose of this Article, the word "loss" shall mean any amounts for which the IGF would have been contractually liable to pay had it not been for the limit of the original policy.



ARTICLE 7 - EXTRA CONTRACTUAL OBLIGATIONS


This Agreement shall protect the IGF as provided in Article 2 - Business Covered where the loss includes any extra contractual obligations.


The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the IGF to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense or in trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.


The date on which any Extra Contractual Obligation loss is incurred by the IGF shall be deemed, in all circumstances, to be the date of the original occurrence, or the date the original claim is first made, whichever is applicable.


However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the IGF acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any loss covered hereunder.



ARTICLE 8 - CURRENCY


Where the word "dollars" and/or the sign "$" appear in this Agreement, they shall mean United States dollars.


For purposes of this Agreement, where the IGF receives premiums or pays losses in currencies other than United States currency, such premiums or losses shall be converted


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IGF / CCC
in to United States dollars at the actual rates of exchange at which these premiums or losses are entered in the IGF's books.



ARTICLE 9 - ACCOUNTS, REPORTS AND PAYMENTS


As soon as practicable after the end of each month, for each Agreement Year for which coverage applies under this Agreement, the IGF shall furnish to the CNA the FCIC reinsurance accounting report (RoRecap) which shall include but not be limited to the following:


 Gross liability, premiums and losses paid, by state, before deducting the amount of reinsurance ceded to the FCIC SRA.


 Net premiums and losses paid, after recoveries from the FCIC SRA.


 Calculation of gain or loss between the IGF and the FCIC as set out by the FCIC and after recoveries from the SRA


As soon as practicable after the first February following each Agreement Year, the IGF shall furnish to the CNA the FCIC reinsurance accounting report (RoRecap) which shall include but not be limited to the following:


 Gross liability, premiums and losses paid, by state, before deducting the amount of reinsurance ceded to the FCIC SRA.


 Net premiums and losses paid, after recoveries from the FCIC SRA.


 Calculation of underwriting gain or loss between the IGF and the FCIC after recoveries from the SRA underwriting gain as stated by the FCIC each year for final accounting of the crop year.


Any balance due one party from the other shall be payable upon receipt of the above report. However, if at any time during the term of this Agreement the IGF is required to reimburse the FCIC for a net underwriting loss after recoveries from the SRA for the Agreement Year under consideration, the CNA shall pay its proportional share of the net underwriting loss amount to the IGF by the date due to the FCIC. Adjustments shall continue until final settlement is reached with the FCIC on all policies reinsured for each Agreement Year unless such earlier definitive date is agreed to be the parties to this Agreement.


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MPCI Quota Share
IGF / CCC

As soon as possible after the conclusion of each calendar quarter and Agreement Year the IGF will provide any other information the CNA may require for its Convention Statement which may be reasonably available to the IGF.



ARTICLE 10 - DEFINITIONS


The term "Standard Reinsurance Agreement (SRA) of the FCIC" as used herein shall mean the Reinsurance Agreement between the Federal Crop Insurance Corporation and the entity so named including all amendments applicable to the agreement during the term of this Agreement.



ARTICLE 11  - OFFSET


The IGF or the CNA shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses.



ARTICLE 12 - WARRANTY


For business covered hereunder it is agreed that all terms and agreements of the FCIC are applied.



ARTICLE 13 - ACCESS TO RECORDS


Upon reasonable notice, the CNA, or its designated representative, shall have access at any reasonable time to inspect and audit the books and records of the IGF which pertain in any way to this reinsurance and it may make copies of any records pertaining thereto.
 This right of inspection, audit and information shall survive termination of this Agreement and shall run to the natural expiry of all liabilities under the policies reinsured.


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IGF / CCC

ARTICLE 14 - TAXES


In consideration of the terms under which this Agreement is issued, IGF undertakes not to claim any deduction of the premium hereon when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.



ARTICLE 15 - ERRORS AND OMISSIONS


Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.



ARTICLE 16 - AMENDMENTS


This Agreement may be altered or amended in any of its terms and conditions by mutual consent of the IGF and the CNA by an Endorsement hereto. Such Endorsement will then constitute a part of this Agreement.



ARTICLE 17 - LOSS FUNDING


This Article is only applicable to CNA if it cannot qualify for credit by the State, meaning the state, province or Federal authority having jurisdiction over IGF's loss reserves.


As regards policies issued by the IGF coming within the scope of this Agreement, the IGF agrees that when it shall file with the insurance department or set up on its books reserves for losses covered hereunder which it shall be required to set up by law it will forward to the CNA a statement showing the proportion of such loss reserves which is applicable to them.


The CNA hereby agrees that it will apply for and secure delivery to the IGF a clean irrevocable and unconditional Letter of Credit issued by a bank chosen by the CNA and acceptable to the appropriate insurance authorities, in an amount equal to the CNA's proportion of the loss reserves in respect of known outstanding losses that have been reported to the CNA and allocated loss expenses relating thereto as shown in the statement prepared by the IGF. Under no circumstances shall any amount relating to reserves in


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IGF / CCC
respect of losses or loss expenses Incurred But Not Reported be included in the amount of the Letter of Credit.


The Letter of Credit shall be "Evergreen" and shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date, the bank shall notify the IGF by certified or registered mail that it elects not to consider the Letter of Credit extended for any additional period.


The IGF, or its successors in interest, undertakes to use and apply any amounts which it may draw upon such Credit pursuant to the terms of the Agreement under which the Letter of Credit is held, and for the following purposes only:


     To pay CNA's share or to reimburse IGF for CNA's share of any liability for loss reinsured by this Agreement, the payment of which has been agreed by CNA and which has not otherwise been paid.


     To make refund of any sum which is in excess of the actual amount required to pay CNA's share of any liability reinsured by this Agreement.


     In the event of expiration of the Letter of Credit as provided for above, to establish deposit of CNA's share of known and reported outstanding losses and allocated loss expenses relating thereto under this Agreement. Such cash deposit shall be held in an interest bearing account separate from IGF's other assets, and interest thereon shall accrue to the benefit of CNA. It is understood and agreed that this procedure will be implemented only in exceptional circumstances and that, if it is implemented, IGF will ensure that a rate of interest is obtained for CNA on such a deposit account that is at least equal to the rate which would have been paid by Citibank N.A. in New York, and further that IGF will account to CNA on an annual basis for all interest accruing on the cash deposit account for the benefit of CNA.


The bank chosen for the issuance of the Letter of Credit shall have no responsibility whatsoever in connection with the propriety of withdrawals made by IGF or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of IGF.


At annual intervals, or more frequently as agreed but never more frequently than semiannually, IGF shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of CNA's share of known and reported outstanding losses and allocated loss expenses relating thereto. If the statement shows that CNA's share of such losses and allocated loss expenses exceeds the balance of credit as of the statement date, CNA shall,


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IGF / CCC
within thirty (30) days after receipt of notice of such excess, secure delivery to IGF of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that CNA's share of known and reported outstanding losses plus allocated loss expenses relating thereto is less than the balance of credit as of the statement date, IGF shall, within thirty (30) days after receipt of written request from CNA, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.



ARTICLE 18 - INSOLVENCY


This reinsurance shall be payable by CNA on the basis of the liability of IGF under Policy or Policies reinsured without diminution, because of the insolvency of IGF, to IGF or its liquidator, receiver, or statutory successor.


In the event of insolvency of IGF, the liquidator or receiver or statutory successor of the IGF shall give written notice to CNA of the pendency of a claim filed against IGF on the Policy or Policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim CNA may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to IGF or its liquidator or receiver or statutory successor. The expenses thus incurred by CNA shall be chargeable, subject to court approval, against IGF as part of the expense of liquidation to the extent of a proportionate share of the benefits which may accrue to IGF solely as a result of the defense so undertaken by CNA.


Should IGF go into liquidation or should a receiver be appointed, CNA shall be entitled to deduct from any sums which may be or may become due to IGF under this reinsurance Agreement, any sums which are due to CNA by IGF under this Agreement and which are payable at a fixed or stated date, as well as any other sums due to CNA which are permitted to be offset under applicable law.


It is further understood and agreed that, in the event of the insolvency of IGF, the reinsurance under this Agreement shall be payable directly by CNA to IGF or to its liquidator, receiver or statutory successor, except a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of IGF and b) where CNA with the consent of the direct insured or insureds has assumed such policy obligations of IGF as direct obligations of CNA to the payees under such policies and in substitution for the obligations of IGF to such payees.


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MPCI Quota Share
IGF / CCC

In no event shall anyone other than the parties to this Agreement or, in the event of IGF's insolvency, its liquidator, receiver, or statutory successor, have any rights under this Agreement.



ARTICLE 19 - ARBITRATION


As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified mail, return receipt requested.


One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified mail of its intention to do so, may appoint the second arbitrator.


If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or retired executive officers of insurance or reinsurance companies s, Underwriters at Lloyd's London not under the control of either party to this Contract, or a qualified arbitrator supplied by the AAA..



Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.


The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in Des Moines, Iowa. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Illinois. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.


The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.


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IGF / CCC

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law. The panel is prohibited from awarding punitive, exemplary or treble damages, of whatever nature, in connection with any arbitration proceeding concerning this Agreement.



ARTICLE 20 - CHOICE OF LAW


This Agreement, including all matters relating to formation, validity and performance thereof, shall be interpreted in accordance with the law of the State of Illinois.



ARTICLE 21 - ENTIRE CONTRACT


This Agreement and that certain Strategic Alliance Agreement, the Ancillary Agreements, Crop Hail Insurance Services and Indemnity Agreement, MPCI Insurance Services and Indemnity Agreement, Multiple Peril Crop Insurance Quota Share Contract - effective July 1, 1997, Crop Hail Quota Share Reinsurance Contract - effective January 1, 1998, and the Crop Hail Quota Share Agreement - effective January 1, 1998, between the parties, represent the entire agreement and understanding among the parties. No other oral or written agreements or contracts relating to the risks reinsured hereunder currently exist and/or are contemplated between the parties.



ARTICLE 22 - SEVERABILITY


If any law or regulation of any Federal, State, or Local Government of the United States of America or the provinces of Canada or the ruling officials of any supervision over insurance companies, should render illegal this Agreement, or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the IGF or the CNA may upon written notice to the other suspend, abrogate, or amend this Agreement insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations or ruling.


Such illegality, suspension, abrogation, or amendment of a portion of this Agreement shall in no way affect any other portion thereof.


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MPCI Quota Share
IGF / CCC

ARTICLE 22 - ILLUSTRATION


IGF and CNA have agreed to append Schedule 1 as an attachment hereto to illustrate their understanding of the operation of this Agreement.


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MPCI Quota Share
IGF / CCC

IN WITNESS WHEREOF the parties acknowledge that no intermediary is involved in or brought about this transaction, and the parties hereto, by their authorized representatives, have executed this Agreement:


on this       day of                               1998


IGF INSURANCE COMPANY
and its AFFILIATED COMPANIES



By: ________________________________________________



Attested by: _________________________________________



and on this   day of                               1998


CONTINENTAL CASUALTY COMPANY



By: ________________________________________________



Attested by:__________________________________________


                      MULTIPLE PERIL CROP INSURANCE (MPCI)
                              QUOTA SHARE AGREEMENT
                        (referred to as the "Agreement")
                             Effective: July 1, 1997
                                    issued to
                              IGF Insurance Company
                          and its Affiliated Companies
                             (referred to as "IGF")
                                       by
                          Continental Casualty Company
                             (referred to as "CNA")





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MPCI Quota Share
IGF / CCC